Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Triangle Capital Corporation Amended and Restated 2007 Equity Incentive Plan of our reports dated March 7, 2012, with respect to the consolidated financial statements and financial highlights of Triangle Capital Corporation and the effectiveness of internal control over financial reporting of Triangle Capital Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

January 4, 2013